KOHL'S CORPORATION REPORTS JULY COMPARABLE STORE SALES

MENOMONEE FALLS, WI, -- (Business Wire) - August 4, 2011 -- Kohl's Corporation (NYSE: KSS) reported today that for the four-week month ended July 30, 2011 total sales decreased 2.9 percent and comparable store sales decreased 4.6 percent from the four-week month ended July 31, 2010. For the quarter, total sales increased 3.6 percent and comparable store sales increased 1.9 percent. Year to date, total sales increased 3.4 percent and comparable store sales increased 1.6 percent.

Kevin Mansell, Kohl's chairman, president and chief executive officer, commented, "Our July comp sales results were disappointing, particularly given the strong June results we had achieved. I am, however, especially pleased with our ability to manage our inventory and expenses resulting in better than planned gross margins as well as better than planned leverage on our expenses. Early indications of customer reaction to higher apparel prices are in line with our expectations in terms of unit demand."
			% Change .
	Total Sales .		Total Sales .		Comparable Sales .
($ in millions)	2011 .	2010 .	2011 .	2010 .	2011 .	2010 .
July	$ 1,122	$ 1,156	(2.9)%	7.1%	(4.6)%	4.1%
Quarter	4,248	4,100	3.6	7.7	1.9	4.6
Year to date	8,410	8,135	3.4	9.3	1.6	5.9

The Company operates 1,097 stores in 49 states, compared to 1,067 stores at the same time last year.

Comments regarding the Company's sales results will be provided in a pre-recorded telephone message, which will be available from 8:30 a.m. ET on Thursday, August 4, 2011 until 8:30 p.m. ET on Friday, August 5, 2011. The toll-free, dial-in number for the replay is (888) 360-2596. (No pass code is required.)

The Company now expects its second quarter earnings to be $1.07 to $1.08 per diluted share, compared to its previous guidance of $0.96 to $1.02 per diluted share. Not included in this guidance are the effects of accounting corrections resulting from recently identified errors in the Company's accounting for its leases. The Company has commenced a detailed review of its historical lease accounting with the goal of quantifying the impact of these errors for each affected reporting period. As of the date of this release, the Company expects to record non-cash adjustments to depreciation, interest and rent expenses as well as to its fixed assets and liabilities during the second quarter. These adjustments may be spread over a number of years, and may be material to one or more years. The Company and its independent accounting firm, Ernst & Young, LLP, expect to complete their accounting review prior to filing the Company's Quarterly Report on Form 10-Q for the second fiscal quarter.

Second Quarter 2011 Earnings

The Company will report second quarter 2011 earnings at 7:00 a.m. ET on Thursday, August 11, 2011. The Company will host a conference call at 8:30 am ET on August 11 which can be accessed by dialing (706) 902-0486 and referencing Conference ID 8356191, or via the Company's web site at http://www.kohlscorporation.com/InvestorRelations/event-calendar.htm. Replays of the call and web cast will be available for thirty days.

Cautionary Statement Regarding Forward-Looking Information

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including guidance on the Company's targeted earnings and the timing, amount and nature of the lease accounting corrections described herein. Kohl's intends forward-looking terminology such as "believes," "expects," "may," "will," "should," "anticipates," "plans," or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to those described in Item 1A in Kohl's Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

About Kohl's

Based in Menomonee Falls, Wis., Kohl's (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. Kohl's operates 1,097 stores in 49 states with a commitment to environmental leadership. In support of the communities it serves, Kohl's has raised more than $180 million for children's initiatives nationwide through its Kohl's Cares® cause merchandise program, which operates under Kohl's Cares, LLC, a wholly-owned subsidiary of Kohl's Department Stores, Inc. For a list of store locations and information, or for the added convenience of shopping online, visit www.Kohls.com.

Investor Relations: Wes McDonald, Senior Executive Vice President and Chief Financial Officer, (262) 703-1893

Media: Vicki Shamion, Senior Vice President - Public Relations, (262) 703-1464